Exhibit 10.3

ROANOKE ELECTRIC STEEL CORPORATION

EXECUTIVE EMPLOYMENT CONTINUITY AGREEMENT

THIS AGREEMENT, dated as of February 18, 2005 (the “Agreement Date”), is made by and between ROANOKE ELECTRIC STEEL CORPORATION (the “Company”), a Virginia corporation, and TIMOTHY R. DUKE (the “Executive”).

ARTICLE I

PURPOSE

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued services of the Executive, despite the possibility or occurrence of a Change in Control of the Company. The Board believes that this objective may be achieved by giving key management employees assurances of financial security in case of a pending or threatened Change in Control, so that they will not be distracted by personal risks and will continue to devote their full time and best efforts to the performance of their duties. The Company and the Executive enter into this Agreement to induce the Executive to remain an employee of the Company and to continue to devote Executive’s full energy to the Company’s affairs. This Agreement is not intended to provide the Executive with any right to continued employment with the Company, except in the event of a Change in Control of the Company or an Applicable Affiliate and subject to the provisions of this Agreement. The effect of this Agreement on other agreements and other rights of the Executive is explained in Article IX below.

ARTICLE II

CERTAIN DEFINITIONS

When used in this Agreement, the terms specified below shall have the following meanings:

2.1 “Affiliate” means any corporation or other entity that is directly, or indirectly through one or more intermediaries, controlled by the Company.

2.2 “Applicable Affiliate” means either Steel of West Virginia, Inc. or SWVA, Inc., each of which is an Affiliate of the Company.

2.3 “Annual Base Salary” has the meaning set forth in Section 3.2(a).

2.4 “Annual Bonus” has the meaning set forth in Section 3.2(b).

2.5 “Auditor” has the meaning set forth in Section 6.1.

2.6 “Benefit Continuation Period” means the period beginning on the Termination Date and ending on the second anniversary of the Termination Date.

2.7 “Capped Amount” has the meaning set forth in Section 6.1.

2.8 “Cause” has the meaning set forth in Section 4.3.

2.9 “Change in Control” means any of the following events:

(a) any Person becomes the “beneficial owner” (as defined in Rule 13d-3 or Rule 13d-5 under the Exchange Act), directly or indirectly, of 20% or more of the combined voting power of the Company’s then outstanding voting securities;

(b) the Incumbent Board ceases for any reason to constitute at least the majority of the Board; provided, however, that any person becoming a director subsequent to the Agreement Date whose election, or nomination for election by the Company’s shareholders was approved by a vote of at least 75% of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this subsection (b), considered as though such person were a member of the Incumbent Board;

(c) all or substantially all of the assets of the Company are sold, transferred or conveyed and the transferee of such assets is not controlled by the Company (control meaning the ownership of more than 51% of the combined voting power of such entity’s then outstanding voting securities); or

(d) the Company is reorganized, merged or consolidated, and the shareholders of the Company immediately prior to such reorganization, merger or consolidation own in the aggregate 51% or less of the outstanding voting securities of the surviving or resulting corporation or entity from such reorganization, merger or consolidation.

(e) all or substantially all of the assets of an Applicable Affiliate are sold, transferred or conveyed and the transferee of such assets is not controlled by the Company (control meaning the ownership of more than 51% of the combined voting power of such entity’s then outstanding voting securities); or

(f) an Applicable Affiliate is reorganized, merged or consolidated, and the shareholders of the Applicable Affiliate immediately prior to such reorganization, merger or consolidation own in the aggregate 51% or less of the outstanding voting securities of the surviving or resulting corporation or entity from such reorganization, merger or consolidation.

Notwithstanding anything in the foregoing to the contrary, no Change in Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction (i) which results in the Executive or a group of Persons which includes the Executive, acquiring, directly or indirectly, 20% or more of the combined voting power of the Company’s then outstanding voting securities; or (ii) which results in the Company, any Affiliate or any profit-sharing plan, employee stock ownership plan or employee benefit plan of the Company or any Affiliates (or any trustee of or fiduciary with respect to any such plan acting in such capacity) acquiring, directly or indirectly, 20% or more of the combined voting power of the Company’s then outstanding voting securities. For purposes of this section, the term “Incumbent Board” means the individuals who as of the Agreement Date constitute the Board, and the term “Person” has the meaning assigned to that term in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

2.9 “Change in Control Date” means the date on which a Change in Control occurs.

2.10 “Change in Control Payment” has the meaning set forth in Section 6.1

2.11. “Code” means the Internal Revenue Code of 1986, as amended.

2.12 “Constructive Termination” has the meaning set forth in Section 4.4.

2.13 “Disabled” or “Disability” means that the Executive:

(a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or an Affiliate.

2.14 “Disability Effective Date” has the meaning set forth in Section 4.1.

2.15 “Employment Period” means the period commencing on the Change in Control Date and ending on the second anniversary of the Change in Control Date.

2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.17 “Gross-Up Payment” has the meaning set forth in Section 6.2.

2.18 “Highest Annual Base Salary” means highest annual base salary paid by the Company or an Affiliate to the Executive for any calendar year during the sixty (60) consecutive month period immediately preceding the Termination Date. For purposes of this determination, annual base salary shall be annualized for any period of less that one complete calendar year.

2.19 “Highest Annual Bonus” means the greater of (a) the amount paid to the Executive under the Company’s Management Incentive Plan as a result of the Change of Control, or (b) 100% of the target award under the Executive’s Annual Bonus opportunity for the Performance Period in which the Executive’s Termination Date occurs, as described in Section 3.2(b) below.

2.20 “Mandatory Retirement Date” means the first day of the month following the month in which the Executive attains age 70, or such later date as may be determined by the Board.

2.21 “Payment Date” means the 30th day following the Executive’s Termination Date; provided, however, that the Payment Date shall not be later than:

(a) the date that is 2 1/2 months from the end of the first taxable year of the Executive in which the Termination Date occurs, or, if later,

(b) the date that is 2 1/2 months from the end of the first taxable year of the Company in which the Termination Date occurs.

2.22 “Performance Period” has the meaning set forth in Section 3.2(b).

2.23 “Plans” has the meaning set forth in Section 3.2(c).

2.24 “Profit Sharing Plan” means the Employees’ Profit Sharing Plan of Roanoke Electric Steel Corporation, originally effective November 1, 1963, and as subsequently amended, or any successor plan thereto.

2.25 “Qualifying Termination” means a Constructive Termination of the Executive’s employment pursuant to Section 4.4 or a voluntary termination of the Executive’s employment pursuant to Section 4.5.

2.26 “Termination Date” means the date of termination of the Executive’s employment; provided, however, that if the Executive’s employment is terminated by reason of Disability, then the Termination Date shall be the Disability Effective Date (as defined in Section 4.1).

2.27 “Welfare Continuance Benefit” has the meaning set forth in Section 5.1(d).

2.28 “Welfare Plans” has the meaning set forth in Section 3.2(d).

ARTICLE III

EMPLOYMENT AFTER A CHANGE IN CONTROL

3.1 Employment. The Company hereby agrees to continue the Executive in its employ during the Employment Period and, unless the Executive provides an express written consent otherwise, the Executive will have duties and such other powers that are substantially equivalent to the duties and powers which the Executive had prior to the Change in Control. Subject to Article IV of this Agreement, the Executive agrees to remain in the employ of the

Company subject to the terms and conditions hereof and (i) will devote his knowledge, skill and best efforts on a full-time basis to performing his duties and obligations to the Company (with the exception of absences on account of illness or vacation in accordance with the Company’s policies, and civic and charitable commitments not involving a conflict with the Company’s business), (ii) will comply with the directions and orders of the Board with respect to the performance of his duties, and (iii) will comply with the provisions of Article X.

3.2 Compensation and Benefits.

(a) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate at least equal to the highest monthly base salary paid or payable to the Executive by the Company (including any base salary which has been earned but deferred by the Executive) in respect of the twelve-month period immediately preceding the month in which the Change in Control Date occurs. During the Employment Period, the Annual Base Salary shall be increased from time to time as substantially consistent with increases in base salary awarded to other peer executives of the Company. Annual Base Salary shall not be reduced after any such increase, and the term Annual Base Salary as used in this Agreement shall refer to Annual Base Salary as so adjusted.

(b) Annual Bonus. In addition to the Annual Base Salary, the Company shall grant or cause to be granted to the Executive a bonus award opportunity (the “Annual Bonus”) for each Performance Period which ends during the Employment Period. “Performance Period” means each period of time designated in accordance with any annual incentive award arrangement which is based upon performance, and shall mean a “Performance Year” with respect to the Company’s Annual Management Incentive Plan. The Executive’s target and maximum Annual Bonus with respect to any Performance Period shall not be less than the largest target and maximum annual incentive award payable with respect to the Executive under the Company’s annual incentive program as in effect during the twelve-month period immediately preceding the Change in Control Date.

(c) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs (“Plans”) applicable generally to other peer Executives of the Company, but in no event shall such Plans provide the Executive with incentives or savings and retirement benefits which, in each case, are less favorable in the aggregate than the greater of (i) those provided by the Company for the Executive under such Plans as in effect at any time during the 90-day period immediately preceding the Change in Control Date, or (ii) those provided generally at any time after the Change in Control Date to other peer executives of the Company. The Plans shall include both tax-qualified retirement plans and nonqualified retirement plans, and any equity or cash-based incentive plans.

(d) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs that provide benefits including, but not limited to, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance benefits (“Welfare Plans”), but in no event shall such Welfare Plans provide the Executive with benefits which are less favorable, in the aggregate than the greater of (i) those provided by the Company for the Executive under such Welfare Plans as in effect at any time during the 90-day period immediately preceding the Change in Control Date, or (ii) those provided generally at any time after the Change in Control Date to other peer executives of the Company.

(e) Other Employee Benefits. During the Employment Period, the Executive shall be entitled to other employee benefits and perquisites in accordance with the most favorable plans, practices, programs and policies of the Company, as in effect with respect to the Executive at any time during the 90-day period immediately preceding the Change in Control Date, or if more favorable, as in effect generally with respect to other peer executives of the Company. These other employee benefits and perquisites include, but are not limited to, vacation and use of a Company car.

3.3 Affiliates. If immediately prior to the Change in Control Date, the Executive was on the payroll of and participated in the incentive or employee benefit plans of an Affiliate of the Company, the references to the Company contained in Sections 3.1, 3.2 and the other sections of this Agreement shall be read to refer to the Company and to such Affiliate, as applicable.

3.4 Termination Prior to a Change in Control. Notwithstanding anything in this Agreement to the contrary, if a Change in Control occurs and the Executive’s employment with the Company or an Affiliate was terminated by the Company or an Affiliate prior to the Change in Control Date other than for Cause or Disability, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement the Executive’s termination of employment be treated as an involuntary termination of the Executive’s employment occurring immediately after the Change in Control Date, and the Executive shall be entitled to receive the amounts described in Section 5.1 of this Agreement.

ARTICLE IV

TERMINATION OF EMPLOYMENT

4.1 Disability. During the Employment Term, the Company may terminate the Executive’s employment if the Executive becomes Disabled. The Executive’s employment shall terminate effective on the 30th day after the Executive’s receipt of written notice of termination from the Company (the “Disability Effective Date”).

4.2 Death. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Term.

4.3 Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” means (a) fraud or material misappropriation with respect to the business or assets of the Company, (b) persistent refusal or willful failure of the Executive to perform substantially the Executive’s duties and responsibilities to the Company, which continues after the Executive receives written notice from the Company of such refusal or failure, (c) conviction of a felony or crime involving moral turpitude, or (d) the use of drugs or alcohol that interferes materially with the Executive’s performance of his duties.

4.4 Constructive Termination. The Executive may terminate the Executive’s employment for Constructive Termination at any time during the Employment Period. “Constructive Termination” means any material breach of this Agreement by the Company during the Employment Period, including:

(a) the failure to maintain the Executive in the office or position, or in a substantially equivalent office or position, held by the Executive immediately prior to the Change in Control Date;

(b) a material adverse change in the nature or scope of the Executive’s position, duties, powers, functions or responsibilities as compared to the nature or scope of such office, position, duties, powers, functions or responsibilities immediately prior to the Change in Control Date;

(c) any failure by the Company to provide the Executive with the compensation and benefits described in Section 3.2, including any reduction of the Executive’s Annual Base Salary in violation of Section 3.2(a);

(d) the failure of any successor to the Company to assume this Agreement; or

(e) any requirement by the Company that the Executive relocate more than 50 miles from (i) the Executive’s workplace, or (ii) the principal offices of the Company (if such offices are the Executive’s workplace), in each case without the consent of the Executive. Constructive Termination shall be deemed to have occurred on the date the Company communicates such requirement, either in writing or otherwise.

Notwithstanding the foregoing, an act or omission shall not constitute Constructive Termination unless (1) the Executive gives written notice to the Company indicating that the Executive intends to terminate employment under this Section 4.4; (2) the Executive’s voluntary termination occurs within sixty (60) days after the Executive knows or reasonably should know of an event described above, or within sixty (60) days after the last in a series of such events, and (3) the Company has failed to remedy the event described above, as the case may be, within thirty (30) days after receiving the Executive’s written notice. If the Company remedies the event described above, as the case may be, within thirty (30) days after receiving the Executive’s written notice, the Executive may not terminate employment under this Section 4.4 on account of the event specified in the Executive’s notice.

4.5 Voluntary Termination. The Executive may voluntarily terminate employment without reason at any time during the period beginning on the first anniversary of the Change in Control Date and ending thirty (30) days thereafter.

ARTICLE V

OBLIGATIONS OF THE COMPANY UPON TERMINATION

5.1 If by the Executive for a Qualifying Termination or by the Company Other Than for Cause or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability, or if the Executive shall terminate employment for a Qualifying Termination, the Company’s obligations to the Executive shall be as follows:

(a) The Company shall pay to the Executive by no later than the Payment Date a lump sum cash payment equal to the sum of the following amounts:

(i) the Annual Base Salary and any accrued paid time off through the Termination Date;

(ii) all amounts previously deferred by the Executive under any nonqualified deferred compensation plan sponsored by the Company or its Affiliates (together with any accrued earnings thereon) which have not yet been paid and which otherwise would be payable under the terms of such nonqualified deferred compensation plan on account of the Executive’s termination of employment; and

(iii) the amount payable to the Executive under the terms of the Company’s Management Incentive Plan as a result of the occurrence of a Change in Control, to the extent that such amount has not yet been paid.

(b) The Company shall pay to the Executive by no later than the Payment Date a lump sum cash payment equal to 2.99 multiplied by the sum of the Executive’s Highest Annual Base Salary and the Highest Annual Bonus. However, if the Termination Date occurs within the 36-month period preceding the Executive’s Mandatory Retirement Date, the payment shall be reduced to an amount equal to the product of (i) the amount described in the preceding sentence and (ii) a fraction, the numerator of which is the number of months remaining until the Executive’s Mandatory Retirement Date (including for this purpose the month in which the Termination Date occurs), and the denominator of which is 36.

(c) On the Termination Date, the Executive shall become fully vested in any and all stock incentive awards granted to the Executive pursuant to any Plan or otherwise which have not become exercisable as of the Termination Date, and all stock options (including options vested as of the Change in Control Date) shall remain exercisable until the last date on which the option was scheduled to expire, without regard to whether termination of the Executive’s employment would have provided for a shorter exercise period following such termination of employment. All forfeiture conditions that as of the Termination Date are applicable to any restricted stock, restricted stock units, stock appreciation rights, performance grants or other incentive awards granted to the Executive by the Company pursuant to any Plan or otherwise shall lapse immediately.

(d) During the Benefit Continuation Period, the Executive and his dependents will continue to be covered by all Welfare Plans in which he or his dependents were participating immediately prior to the Termination Date (the “Welfare Continuance Benefit”). The Company will pay all or a portion of the premium cost of the Welfare Continuance Benefit for the Executive and his dependents under the Welfare Plans on the same basis as applicable under such Welfare Plans immediately preceding the Termination Date, and the Executive will pay additional premium costs (if any). In determining the level of benefits to which the Executive is entitled under any of the Welfare Plans, the Executive shall be deemed to be paid during the Benefit Continuation Period annual compensation no less than the Annual Base Salary in effect prior to the Termination Date. If participation under any one or more of the Welfare Plans included in the Welfare Continuance Benefit is not possible under the terms of the Welfare Plan, or if any provision of law would create an adverse tax consequence for the Executive or the Company due to such participation, the Company will provide substantially identical benefits directly or through one or more insurance arrangements. The Welfare Continuance Benefit as to a Welfare Plan will cease if and when the Executive has obtained coverage under one or more welfare benefit plans of a subsequent employer and such plan provides coverage to the Executive and his dependents of the same type as provided under such Welfare Plan.

(e) To the extent that the Executive would not otherwise be entitled to receive an allocation of Employer Contributions under the Profit Sharing Plan as of the Termination Date, the Company shall pay directly to the Executive by no later than the Payment Date a lump sum cash payment equal to the Employer Contribution that the Company would have allocated to the Executive’s Individual Account under the Profit Sharing Plan if the Termination Date had been the last day of the Plan Year, and if the Executive had satisfied all requirements under the Plan to be eligible to receive an allocation of the Employer Contribution for that Plan Year. For purposes of calculating this payment:

(i) the total Employer Contribution to the Profit Sharing Plan shall be deemed to be twenty-percent (20%) of the consolidated Net Profits of the Company’s affiliated group for the portion of the Plan Year ending on the Termination Date; and

(ii) the Termination Date shall be deemed to be the last day of the Plan Year for purposes of calculating the Executive’s (and each other eligible Executive’s) Compensation, years of Credited Service and allocation units. Capitalized terms contained in this subsection which are not otherwise defined in this Agreement shall have the meaning assigned to such terms under the Profit Sharing Plan.

(f) The Company shall, at its sole expense, pay up to $25,000 of any fees and costs charged for outplacement services received by the Executive during the two (2) year period following the Termination Date. The Company shall pay those fees and costs as they are incurred. However, if the amount of the payment described in subsection (b) above is reduced because the Termination Date occurs within the 36-month period preceding the Executive’s Mandatory Retirement Date, the Executive shall not be entitled to receive any of the outplacement benefit described in this subsection (f).

5.2 If by the Company for Cause. If the Company terminates the Executive’s employment for Cause during the Employment Period, this Agreement shall terminate without further obligation by the Company to the Executive, other than:

(a) the obligation to immediately pay the Executive the amounts described in Section 5.1(a), and

(b) the obligation to provide benefits under the terms of any of the Plans, Welfare Plans and other employee benefit programs in which the Executive was participating immediately prior to the Termination Date, pursuant to Sections 3.2(c) through (e).

5.3 If by the Executive Other Than for a Qualifying Termination. If the Executive terminates employment during the Employment Period other than for a Qualifying Termination, Disability or death, this Agreement shall terminate without further obligation by the Company to the Executive, other than:

(a) the obligation to immediately pay the Executive the amounts described in Section 5.1(a), and

(b) the obligation to provide benefits under the terms of any of the Plans, Welfare Plans and other employee benefit programs in which the Executive was participating immediately prior to the Termination Date, pursuant to Sections 3.2(c) through (e).

5.4 If by the Company for Disability or Upon the Death of the Executive. If the Company terminates the Executive’s employment by reason of the Executive’s Disability or if the Executive dies during the Employment Period, this Agreement shall terminate without further obligation to the Executive, other than the obligation to pay the amounts and provide the benefits described Sections 5.1(a), (b), (c), (d) and (e). Notwithstanding the foregoing, the amounts payable pursuant to Sections 5.1(b) and 5.1(e) shall each be reduced to an amount determined by multiplying each payment amount by a fraction, the numerator of which is the number of months which have elapsed during the Employment Period (including for this purpose the month in which the Termination Date occurs), and the denominator of which is 24.

ARTICLE VI

ADDITIONAL OBLIGATIONS OF THE COMPANY

6.1 Excise Tax Determination. If any benefit, payment or distribution by the Company or an Affiliate to or for the benefit of the Executive or his legal representatives and dependents, whether payable or distributable pursuant to the terms of this Agreement or pursuant to any other plan, agreement, program or arrangement (including, but not limited to, the Company’s 2005 Stock Incentive Plan and Annual Management Incentive Plan) would be subject to the excise tax imposed under Code Section 4999 on “excess parachute payments” (a “Change in Control Payment”), the Company will compute the maximum amount that could be paid without the imposition of the excise tax imposed by Code Section 4999 (the “Capped Amount”). The computation required under this subsection will be made by the accounting firm which was serving as the Company’s independent auditor as of the Termination Date, or if that firm is not available to perform the computation, the computation shall be performed by a tax counsel or nationally recognized accounting firm selected by mutual consent of the Company and the Executive (the “Auditor”). The fees and expenses of the Auditor will be paid solely by the Company. The computations and valuations required under this section will be performed in a manner consistent with the requirements of Code Sections 280G and 4999, as in effect at the time the computations and valuations are performed.

6.2 Adjustment for Excise Tax.

(a) Notwithstanding anything in this Agreement to the contrary, if the Capped Amount is greater than or equal to 90% of the total Change in Control Payments, then the Executive will be paid the Capped Amount in lieu of the total Change in Control Payments. To achieve the required reduction in the Change in Control Payments to the Capped Amount, the Executive will determine which portion or portions of the Change in Control Payments which have not previously been paid or distributed will be reduced or eliminated, and the amount of each such reduction or elimination.

(b) If the Capped Amount is less than 90% of the total Change in Control Payments, then the Company will pay to the Executive, in addition to the Change in Control Payments, an amount (the “Gross-Up Payment”) equal to the sum of (x) plus (y) where:

(x) is an amount equal to the excise tax imposed by Code Section 4999 on the Change in Control Payments; and

(y) is the amount determined under the following formula:

(x) multiplied by ((Tax Rate/(1-Tax Rate)).

For purposes of this subsection, the term “Tax Rate” shall mean the sum of (A) the highest marginal federal personal income tax rate under Code Section 1 applicable to income of the character of the Change in Control Payments; (B) the sum of the highest marginal state and local income tax rates for the state in which the Executive is domiciled which are applicable to income of the character of the Change in Control Payments; (C) the hospital insurance tax rate under Code Section 3111(b), and (D) the excise tax rate under Code Section 4999.

(c) The Auditor shall prepare and deliver to the Company and the Executive a written certificate which describes in detail the Capped Amount and the method by which it was calculated, the amount of excise tax that could be imposed under Code Section 4999, such information as may be reasonably necessary for the Executive to make the determination described in subsection (a) (if applicable), and all assumptions relating to the foregoing. The certificate shall be delivered to the Executive no later than twenty (20) days following the Termination Date. The Company shall pay the Gross-Up Payment, if applicable, to the Executive no later than thirty (30) days after the Termination Date.

6.3 Funding for Certain Payments. Without affecting its obligations to or the rights of the Executive under this Agreement, the Company shall, as soon as possible following the Change in Control but in no event later than thirty (30) days following the Change of Control Date, establish an irrevocable grantor trust within the meaning of Code Sections 671 through 679 for amounts payable under this Agreement (if such a trust has not previously been established), and shall irrevocably deposit funds with the trustee of such trust of an amount equal to the total cash payments to which the Executive would be entitled under Article V of the Agreement if the Executive had a Qualifying Termination on the Change in Control Date, without regard to whether the Executive actually had a Qualifying Termination on that date. The funds deposited with the trustee of such trust and the earnings thereon will be dedicated to the payment of the cash amounts payable under the Agreement, but shall remain subject to the claims of the general creditors of the Company. The expenses of establishing and maintaining such trust shall be paid solely by the Company. When the Executive or the Executive’s survivors become eligible for payments under the Agreement, such payments will be paid out of the trust fund. If the amounts credited to the trust fund for the benefit of the Executive are not sufficient to satisfy the total amounts payable to the Executive or the Executive’s survivors under this Agreement, the additional amounts necessary to satisfy such payments shall be paid directed by the Company from its general assets. In lieu of establishing an irrevocable grantor trust as described above, the Company may establish an alternative funding arrangement mutually acceptable to the Company and the Executive to fund the amounts payable under this Agreement.

6.4 Compliance with Tax Rules for Nonqualified Deferred Compensation Plans.

(a) Notwithstanding any provision of this Agreement to the contrary, and to the extent required by Code Section 409A, payments to the Executive under this Agreement shall be delayed for six (6) months following the Executive’s separation from service. To the extent permitted under Code Section 409A, if the Executive shall be entitled to a payment pursuant to this Agreement prior to the date at which a payment is permitted under Code Section 409A to be made to the Executive solely because of the Code Section 409A six (6) month delay in payment rule for key employees, the Executive shall be entitled to payment by the Company of the applicable employee portion of the applicable withholding taxes due on such payment, if any. Such a payment by the Company of withholding taxes shall reduce the amount otherwise payable to the Executive under this Agreement.

(b) To the extent that Code Section 409A applies to all or any part of the payments to which the Executive or his survivors may be entitled to under this Agreement, the Company shall discharge its obligations under this Agreement in compliance with all applicable requirements of Code Section 409A. If the Executive incurs any taxes, penalties or interest as a result of the Company’s failure to discharge its obligations under this Agreement in compliance with the requirements of Code Section 409A, the Company shall pay to the Executive an amount equal to the sum of (x) plus (y) where:

(x) is an amount equal to the sum of the interest and penalties imposed by Code Section 409A(a)(1)(B) with respect to such noncompliance, and

(y) is the amount determined under the following formula:

(x) multiplied by ((Tax Rate/1-Tax Rate)).

For purposes of this subsection, the term “Tax Rate” shall mean the sum of (A) the highest marginal federal personal income tax rate under Code Section 1 applicable to income of the character of the payment described above; (B) the sum of the highest marginal state and local income tax rates for the state in which the Executive is domiciled which are applicable to income of the character of the payment described above; and (C) the hospital insurance tax rate under Code Section 3111(b). In addition, the payment (if any) required to be made pursuant to this Section 6.4 shall be treated as a Change in Control Payment for purposes of Sections 6.1 and 6.2 of this Agreement.

ARTICLE VII

EXPENSES AND INTEREST

7.1 Legal Fees and Other Expenses. The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by the Company, the Executive or others concerning the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive concerning the amount of any payment pursuant to this Agreement). The Company shall be obligated to pay such legal fees and expenses regardless of the outcome of the contest, unless a court of competent jurisdiction determines that the Executive acted in bad faith in initiating the contest.

7.2 Interest. If the Company does not pay any amount due to the Executive under this Agreement within three days after such amount became due and owing, including but not limited to any legal fees or expenses, interest shall accrue on such amount from the date it became due and owing until the date of payment at an annual rate equal to 200 basis points above the prime commercial lending rate published in The Wall Street Journal in effect from time to time during the period of such nonpayment.

ARTICLE VIII

NO SET-OFF OR MITIGATION

8.1 No Set-off by Company. The Executive’s right to receive when due the payments and other benefits provided for under this Agreement is absolute, unconditional and subject to no set-off, counterclaim or legal or equitable defense. Any claim which the Company may have against the Executive, whether for a breach of this Agreement or otherwise, shall be brought in a separate action or proceeding and not as part of any action or proceeding brought by the Executive to enforce any rights against the Company under this Agreement.

8.2 No Mitigation. The Executive shall not have any duty to mitigate the amounts payable by the Company under this Agreement by seeking new employment following termination. Except as specifically provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to the Executive as the result of the Executive’s employment with another employer.

ARTICLE IX

NON-EXCLUSIVITY OF RIGHTS

9.1 Waiver of Other Severance Rights. To the extent that payments are made to the Executive pursuant to Section 5.1 of this Agreement, the Executive hereby waives the right to receive severance benefits under any plan or agreement (including an offer of employment or employment contract) of the Company or its Affiliates which provides for severance benefits. However, no waiver of severance benefits under another plan or agreement shall take effect pursuant to this Agreement until the Change in Control Date.

9.2 Other Rights. This Agreement shall not prevent or limit the Executive’s continuing or future participation in any Plans, Welfare Plans, or other benefit, bonus, incentive or other plans provided by the Company or any of its Affiliates and for which the Executive may qualify, nor shall this Agreement limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its Affiliates. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under the terms of any plan or program of the Company or any of its Affiliates and any other payment or benefit required by law at or after the Termination Date shall be payable in accordance with such plan, program or applicable law except as expressly modified by this Agreement.

9.3 Effect On Executive Severance Agreement. This Agreement supersedes and replaces the agreement that the Company and the Executive entered into as of November 1, 2001 (the “Severance Agreement”), which Severance Agreement will terminate as of the date on which this Agreement is executed. The Executive and the Company agree that the Severance Agreement is null and void.

ARTICLE X

OBLIGATIONS OF THE EXECUTIVE

10.1 Confidentiality. The Executive will hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliates and their respective businesses, which will have been obtained by the Executive during the Executive’s employment by the Company or any Affiliate and which will not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive will not, without the prior written consent of the Company or except as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

10.2 Non-Solicitation. The Executive agrees that for a period of one (1) year after the Termination Date, the Executive will not hire or otherwise employ or retain, or knowingly permit (to the extent reasonably within the Executive’s control) any other entity or business which employs the Executive or in which the Executive has any ownership interest or is otherwise involved to hire or otherwise employ or retain, any person who was employed by the Company as of the Executive’s Termination Date.

10.3 Enforcement. In the event of a breach or threatened breach of this Article X, the Executive agrees that the Company will be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and the Executive acknowledges that damages would be inadequate and insufficient. If the Company obtains a judicial determination that the Executive has breached the terms of this Article X, all rights of the Executive under this Agreement will terminate.

ARTICLE XI

MISCELLANEOUS

11.1 No Assignment of Benefit. No interest of the Executive or any beneficiary under this Agreement, or any right to receive any payment or distribution hereunder, will be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, the Executive or Beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

11.2 Rights Under the Agreement. The right to receive benefits under the Agreement will not give the Executive any proprietary interest in the Company, its Affiliates or any of the assets of the Company or its Affiliates. Except to the extent otherwise provided in Section 6.3 of this Agreement or under the terms of the Plans or Welfare Plans, amounts payable under the Agreement will be paid from the general assets of the Company. The Executive will for purposes of this Agreement be a general creditor of the Company.

11.3 Applicable Law. This Agreement will be construed and interpreted pursuant to the laws of the Commonwealth of Virginia, without reference to its conflict of laws rules.

11.4 No Employment Contract. Nothing contained in this Agreement will be construed to be an employment contract between the Executive and the Company prior to a Change in Control Date.

11.5 Severability. In the event any provision of this Agreement is held illegal or invalid, the remaining provisions of this Agreement will not be affected thereby. In the event any provision of this Agreement is held illegal or invalid, the remaining provisions of this Agreement will not be affected thereby.

11.6 Successors. The Agreement will be binding upon and inure to the benefit of the Company, the Executive and their respective heirs, representatives and successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the term “Company” means the Company as hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11.7 Amendment; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and the writing is signed by the Executive and the Company. A waiver of any breach of or compliance with any provision or condition of this Agreement is not a waiver of similar or dissimilar provisions or conditions. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement.

11.8 Notices. All notices and other communications hereunder will be in writing and will be given by hand delivery acknowledged in writing by the recipient personally, or given by first-class mail, registered or certified, with return receipt requested, postage prepaid, and shall be deemed to have been duly given three days after mailing or immediately upon duly acknowledged hand delivery, as applicable, to the respective persons named below:

If to the Company:	Roanoke Electric Steel Corporation
P.O. Box 13948
Roanoke, Virginia 24038
Attn: General Counsel

If to the Executive:	Timothy R. Duke
24 Marne Drive
Huntington, West Virginia 25705

or to such other address as either party will have furnished to the other in writing in accordance herewith.

11.9 Tax Withholding. The Company shall withhold from any amounts payable under this Agreement any federal, state or local taxes that are required to be withheld pursuant to any applicable law or regulation.

* * * * *

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.

ROANOKE ELECTRIC STEEL CORPORATION

By:
Donald G. Smith
Chairman and Chief Executive Officer

Timothy R. Duke